Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of Amendment No. 2 to Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Insperity, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

Dated: April 24, 2015

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD	STARBOARD VALUE GP LLC

By: Starboard Value LP,	By: Starboard Principal Co LP,
its investment manager	its member

STARBOARD VALUE AND OPPORTUNITY S LLC	STARBOARD PRINCIPAL CO LP

By: Starboard Value LP,	By: Starboard Principal Co GP LLC,
its manager	its general partner

STARBOARD VALUE AND OPPORTUNITY C LP	STARBOARD PRINCIPAL CO GP LLC

By: Starboard Value R LP,
its general partner	STARBOARD VALUE R GP LLC

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,
its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,
its general partner

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH
Individually and as attorney-in-fact for Mark R. Mitchell, Peter A. Feld